EXHIBIT 99.1

Ceragenix Receives 510k Clearance of EpiCeram® for the Treatment of Atopic Dermatitis and Other Skin Disorders

DENVER, CO, April 12, 2006 — Ceragenix Pharmaceuticals, Inc., a biopharmaceutical company focused on infectious disease and dermatology, today announced it has received 510K clearance from the U.S. Food and Drug Administration (“FDA”) for its EpiCeram® Skin Barrier Emulsion to improve dry skin conditions and to relieve and manage the burning and itching associated with various dermatoses including atopic dermatitis, irritant contact dermatitis, radiation dermatitis, and other dry skin conditions by maintaining a moist wound and skin environment. EpiCeram is a topical, non-steroidal treatment that consists of a specific combination of lipids. The product will be available on a prescription-only basis.

“Atopic dermatitis, the most common skin disease of childhood, affects over 15 million Americans causing severe, dry and itchy skin and rashes,” stated Peter Elias, MD, Professor of Dermatology at the University of California, San Francisco and Ceragenix’s Chief Scientific Officer. “Persons with this condition have a defective skin barrier, which allows moisture to escape from the skin resulting in dry, cracked and itchy skin. EpiCeram enables us to offer an alternative treatment modality to dermatologists and pediatricians treating atopic dermatitis and, given recent concerns regarding the use of topical steroids and immunosuppressive drugs, its clearance is particularly timely.”

Steven Porter, Ceragenix’s Chairman and CEO commented, “Our strategy is to derive revenue from our near-term dermatologic products to help fund the ongoing development of our anti-infective programs as antimicrobial coatings for medical devices and topical and systemic drugs. We plan to commercialize EpiCeram by entering into a sales and marketing arrangement with a pharmaceutical company that has a strong presence in the dermatology and pediatric markets. Those discussions are currently underway.”

About EpiCeram

EpiCeram consists of a patented combination of lipids including those which are naturally found in the skin. The product is for external use only and is indicated to manage and relieve the burning and itching experienced with various types of dry skin conditions including atopic dermatitis, irritant contact dermatitis and radiation dermatitis. EpiCeram is contraindicated in patients with known hypersensitivity to any of the components of the formulation. For patients undergoing radiation therapy, EpiCeram may be applied as indicated by the treating Radiation Oncologist. The product does not contain a sunscreen and should not be used prior to extended exposure to the sun.

Ceragenix has licensed the lipid skin barrier technology from The Regents of the University of California on an exclusive basis for all prescription applications.

About Atopic Dermatitis

According to the National Institute of Arthritis and Musculoskeletal and Skin Diseases (NIAMS), more than 15 million people in the U.S. have symptoms of atopic dermatitis. Children are more commonly affected than adults, with 90 percent of acute dermatitis cases diagnosed by age five. Roughly 60 percent of infants affected continue to have one or more symptoms of atopic dermatitis into adulthood.

NIAMS researchers project that U.S. health insurance companies spend more than $1 billion per year on atopic dermatitis. Atopic dermatitis has also been found to affect patient quality of life due to its uncomfortable symptoms and how it alters physical appearance.

About Ceragenix

Ceragenix Pharmaceuticals, Inc. (OTCBB:CGXP) is a biopharmaceutical company that discovers, develops and commercializes novel anti-infective drugs based on its proprietary class of compounds, Ceragenins™ (or CSAs). Active against a broad range of gram positive and negative bacteria and lipid-enveloped viruses, these agents are being developed as anti-infective medical device coatings (Ceracides™) and therapeutics for antibiotic-resistant organisms.

Ceragenix further owns exclusive rights to Barrier Repair Technology for the treatment of dermatological disorders including atopic dermatitis, neonatal skin disorders and others. Ceragenix’s patented Barrier Repair Technology, invented by Dr. Peter Elias and licensed from the Regents of the University of California, is the platform for the development of two prescription topical creams-EpiCeram® and NeoCeram®. For additional information on Ceragenix, please visit www.ceragenix.com.

FORWARD LOOKING STATEMENTS

This press release may contain forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those expressed or implied by such forward-looking statements, including, but not limited to, the following: the ability of the Company to raise capital in a timely manner, the ability of the Company to raise sufficient capital to finance its planned pharmaceutical activities, the Company receiving the necessary marketing clearance approvals from the FDA, successful clinical trials of the Company’s planned products, the ability of the Company to commercialize its planned products, the ability of the Company to enter into a sales and marketing agreement for Epiceram with a pharmaceutical company focused on dermatology, market acceptance of the Company’s planned products, and the Company’s ability to successfully compete in the marketplace. Although management believes that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate and, therefore, there can be no assurance that the forward-looking statements will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements, the inclusion of such information should not be regarded as a representation by the Company or any other person that the objectives and plans of the Company will be achieved. For further information, please see the Company’s filings with the SEC, including its Forms SB-2, 10-KSB, 10-QSB and 8-K. The Company assumes no obligation to update its forward-looking statements to reflect actual results or changes in factors affecting such forward-looking statements.

Contacts:

Ceragenix

Steven S. Porter, 720-946-6440

or Robert Stanislaro

Financial Dynamics

(212) 850-5657

End of Filing